Exhibit 10.1

INDEMNITY AGREEMENT

THIS INDEMNITY AGREEMENT (this “Agreement”) is made as of             , 2009 (the “Effective Date”), by and between Cell Therapeutics, Inc., a Washington corporation (the “Company”), and                              (the “Indemnitee”), a                              of the Company’s Italian branch located in Bresso (MI), Via Ariosto 23 (the “Italian Branch”).

THE PARTIES TO THIS AGREEMENT enter into this Agreement on the basis of the following facts, intentions and understandings:

A. The Indemnitee is currently serving as an agent of the Company and in such capacity renders valuable services to the Company.

B. The Company has investigated the availability and sufficiency of liability insurance and Washington statutory indemnification provisions to provide its agents with adequate protection against various legal risks and potential liabilities to which agents are subject in connection with their position with the Company and has concluded that insurance and statutory provisions may provide inadequate and unacceptable protection to certain individuals requested to serve as its agents.

C. In order to induce and encourage highly experienced and capable persons such as the Indemnitee to continue to serve as an agent of the Company, the Board of Directors of the Company has determined, after due consideration and investigation of the terms and provisions of this Agreement and the various other options available to the Company and the Indemnitee in lieu of this Agreement, that this Agreement is not only reasonable and prudent but necessary to promote and ensure the best interests of the Company and its shareholders.

NOW, THEREFORE, In consideration of the continued services of the Indemnitee and in order to induce the Indemnitee to continue to serve as an agent of the Company, the Company and the Indemnitee agree as follows:

1. Definitions. As used in this Agreement:

1.1 A “Change in Control” shall be deemed to have occurred if (i) any “person” (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than any shareholder of the Company (and its affiliates) owning ten percent (10%) or more of the Company’s voting stock on the date hereof, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; provided, however, that unless otherwise determined in the specific case by a majority vote of the Board of Directors, a “Change in Control” shall not be deemed to have occurred pursuant to this clause (i) if the beneficial owner is the Company, a subsidiary of the Company or an employee stock ownership plan or other employee benefit plan of the Company or a subsidiary of the Company, whether such beneficial owner’s voting power is in excess of fifty percent (50%) or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership; (ii) during any period of two consecutive years, individuals who at the beginning of the two year period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors; (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation or other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such a merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least a majority of the total voting power represented by the voting securities of the Company or the surviving entity outstanding immediately after the merger or consolidation; or (iv) the shareholders of the Company approve a plan of liquidation, dissolution or winding up of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all the Company’s assets to another corporation or other entity, and as a result of such sale or disposition, less than a majority of the combined voting power of the then outstanding voting securities of such other corporation or entity immediately after such sale or disposition is held in the aggregate by the holders of voting stock of the Company immediately prior to such sale or disposition.

1.2 The term “Enterprise” shall include any corporation, partnership, joint venture, limited liability company, employee benefit plan or other enterprise.

1.3 The term “Expenses” includes, without limitation, attorneys’ fees, disbursements and retainers, accounting and witness fees, travel and deposition costs, expenses of investigations, judicial or administrative proceedings or appeals, amounts paid in settlement by or on behalf of the Indemnitee, and any expenses of establishing a right to indemnification, pursuant to this Agreement or otherwise, including reasonable compensation for time spent by the Indemnitee in connection with the investigation, defense or appeal of a Proceeding or action for indemnification for which the Indemnitee is not otherwise compensated by the Company or any third party. The term “Expenses” does not include the amount of judgments, fines, penalties or ERISA excise taxes actually levied against the Indemnitee.

1.4 The term “fullest extent permitted by applicable law” shall mean the fullest extent authorized or permitted under applicable statutory or decisional law as amended or interpreted from time to time.

1.5 The term “Indemnified Costs” means all Expenses, judgments, fines, penalties and ERISA excise taxes actually and reasonably incurred by the Indemnitee in connection with the investigation, defense, appeal or settlement of any Proceeding.

1.6 A “Potential Change in Control” shall be deemed to have occurred if (i) the Company enters into an agreement or arrangement, the consummation of which would result in the occurrence of a Change in Control; (ii) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; (iii) any person (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company acting in such capacity or a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), who is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing ten percent (10%) or more of the combined voting power of the Company’s then outstanding voting securities increases such person’s beneficial ownership of the securities by five percent (5%) or more over the percentage so owned by that person on the date this Agreement is executed; or (iv) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

1.7 The term “Proceeding” shall include any threatened, pending or completed action, suit or proceeding (including in each case appeals thereof), whether brought by or in the name of the Company or otherwise, whether of a civil, criminal, administrative, investigative or other nature, whether formal or informal, and whether or not the Indemnitee is or was an officer, employee, agent or fiduciary of the Company, or is or was serving at the request of the Company as an officer, employee, agent, partner, member, trustee or fiduciary of another Enterprise at the time any liability or Expense is incurred for which indemnification or reimbursement is to be provided under this Agreement. For the avoidance of doubt, the term “Proceeding” shall include any Health and Safety Proceedings, as defined in subsection 8.2.

2. Indemnification.

2.1 Indemnification in Third Party Actions. The Company shall indemnify the Indemnitee in accordance with the provisions of this subsection 2.1 if the Indemnitee is a party to or threatened to be made a party to or otherwise involved in any manner (including, without limitation, involvement as a non-party witness) in any Proceeding (other than a Proceeding by or in the name of the Company to procure a judgment in its favor), by reason of the fact that the Indemnitee is or was an officer, employee, agent or fiduciary of the Company, or is or was serving at the request of the Company as an officer, employee, agent, partner, member, trustee or fiduciary of another Enterprise, against all Expenses, judgments, fines, penalties and ERISA excise tax actually and reasonably incurred by the Indemnitee in connection with the Proceeding, to the fullest extent permitted by applicable law; provided that any settlement be approved in writing by the Company, which approval shall not be unreasonably withheld or delayed or applied in an inconsistent manner.

2.2 Indemnification in Proceedings by or in the Name of the Company. The Company shall indemnify the Indemnitee in accordance with the provisions of this subsection 2.2 if the Indemnitee is a party to or threatened to be made a party to or otherwise involved in any manner (including, without limitation, involvement as a non-party witness) in any Proceeding by or in the name of the Company to procure a judgment in its favor by reason of the fact that the Indemnitee was or is an officer, employee, agent or fiduciary of the Company, or is or was serving at the request of the Company as an officer, employee, agent, partner, member, trustee or fiduciary of another Enterprise, against all Expenses actually and reasonably incurred by the Indemnitee in connection with the Proceeding, to the fullest extent permitted by applicable law.

2.3 Partial Indemnification. If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of, but not the total amount of, the Expenses, judgments, fines, penalties or ERISA excise taxes actually and reasonably incurred by the Indemnitee in the investigation, defense, appeal or settlement of any Proceeding or otherwise in connection with any Proceeding, the Company shall indemnify the Indemnitee for the portion of the Expenses, judgments, fines, penalties or ERISA excise taxes to which the Indemnitee is entitled.

2.4 Indemnification Hereunder Not Exclusive. The indemnification provided by this Agreement shall not be deemed exclusive of, and shall be in addition to, any indemnification or other rights to which the Indemnitee may be entitled under the charter of the Company, as the same may be amended from time to time (the “Charter”), the bylaws of the Company, as the same may be amended from time to time (the “Bylaws”), any agreement, any vote of shareholders or disinterested directors, applicable law, or otherwise, both as to action in the Indemnitee’s official capacity and as to action in another capacity on behalf of the Company while holding office; provided, however, that to the extent the Indemnitee otherwise would have any greater right to indemnification under any provision of the Charter or Bylaws as in effect on the Effective Date, the Indemnitee shall be deemed to have such greater right hereunder; provided, further, that to the extent there are any changes made to the Charter and/or Bylaws which permit a greater right to indemnification than that provided under this Agreement, the Indemnitee shall be entitled to have such greater right. The Company shall not adopt any amendment to the Charter or Bylaws, the effect of which (intended or otherwise) would be to deny, diminish or encumber the Indemnitee’s right to indemnification under the Charter, Bylaws, applicable law or otherwise as applied to any act or failure to act occurring in whole or in part prior to the date upon which the amendment was approved by the Board of Directors of the Company and/or its shareholders, as the case may be.

2.5 Indemnification of Expenses of Successful Party. Notwithstanding any other provisions of this Agreement, to the extent that the Indemnitee has been successful in defense of any Proceeding or in defense of any claim, issue or matter in the Proceeding, on the merits or otherwise, including the dismissal of a Proceeding without prejudice, the Indemnitee shall be indemnified against all reasonable Expenses incurred in connection therewith to the fullest extent permitted by applicable law.

2.6 Indemnification of Expenses Incurred in Connection with a Proceeding. The Indemnitee’s Expenses incurred in connection with any Proceeding concerning the Indemnitee’s right to indemnification or advances in whole or in part pursuant to this Agreement, the Charter or the Bylaws shall also be indemnified by the Company regardless of the outcome of the Proceeding, unless a court of competent jurisdiction determines that each of the material assertions made by the Indemnitee in the Proceeding was not made in good faith or was frivolous.

3. Presumptions.

3.1 Presumption Regarding Standard of Conduct. The Indemnitee shall be conclusively presumed to have met the relevant standards of conduct as defined by applicable law for indemnification pursuant to this Agreement, unless a determination that the Indemnitee has not met the relevant standards is made by (i) a majority vote of a quorum of the directors of the Company who are not parties to the Proceeding, and if a quorum cannot be obtained, a majority vote of a committee duly designated by the directors of the Company, consisting solely of two or more directors who are not parties to the Proceeding, (ii) special legal counsel selected by the directors or its committee in the manner prescribed in clause (i) above, or selected by a majority vote of all of the directors of the Company, or (iii) the shareholders of the Company, provided that those shares owned or voted under the control of directors who are at the time parties to the Proceeding may not vote.

3.2 Determination of Right to Indemnification. If a claim under this Agreement is not paid by the Company within thirty (30) days of receipt of written notice, the right to indemnification as provided by this Agreement shall be enforceable by the Indemnitee in any court of competent jurisdiction. The burden of proving by clear and convincing evidence that indemnification or advances are not appropriate shall be on the Company. Neither the failure of the directors or shareholders of the Company or special legal counsel to have made a determination prior to the commencement of the action that indemnification or advances are proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the directors or shareholders of the Company or special legal counsel that the Indemnitee has not met the applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. In addition, the termination of a Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, be determinative that the Indemnitee has not met the applicable standard of conduct.

4. Expenses.

4.1 Advances of Expenses. The reasonable Expenses incurred by the Indemnitee in any Proceeding shall be paid promptly by the Company in advance of the final disposition of the Proceeding at the written request of the Indemnitee, accompanied by documentation substantiating such request, including a written affirmation of the Indemnitee’s good faith belief that the Indemnitee has met the applicable standard of conduct, to the fullest extent permitted by applicable law (but only to the extent permissible under Section 402 of the Sarbanes-Oxley Act of 2002, as may be amended from time to time) and without requiring any preliminary determination of the ultimate entitlement of the Indemnitee to indemnification, provided that the Indemnitee shall also undertake in writing to repay the amount advanced to the extent that it is ultimately determined that the Indemnitee did not meet the applicable standard of conduct or is otherwise not entitled to indemnification.

4.2 Subrogation. If the Company pays Indemnified Costs, the Company will be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee against third parties. The Indemnitee will do all things reasonably necessary to secure such rights, including the execution of documents necessary to enable the Company effectively to bring suit to enforce such rights.

5. Change in Control.

5.1 Determination of Rights. Subject to subsection 5.2 of this Agreement, the Company agrees that if there is a Potential Change in Control of the Company (other than in connection with a Change in Control which has been approved by a majority of the Company’s

Board of Directors who were directors immediately prior to the Change in Control) then with respect to all matters thereafter arising concerning the rights of the Indemnitee to indemnity payments and Expense advances under this Agreement or any other agreement, the Charter or Bylaws in effect relating to claims for indemnifiable events, the Company shall seek legal advice only from independent counsel selected by the Indemnitee and approved by the Company (which approval shall not be unreasonably withheld), and who has not otherwise performed services for the Company or the Indemnitee within the last five (5) years (other than in connection with such matters) (“Special Independent Counsel”). The Special Independent Counsel, among other things, shall render its written opinion to the Company and the Indemnitee as to whether and to what extent the Indemnitee would be permitted to be indemnified under applicable law. The Company agrees to pay the reasonable fees of the Special Independent Counsel referred to above and may fully indemnify the Special Independent Counsel against any and all expenses (including, without limitation, attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement.

5.2 Merger or Consolidation. In the event that the Company shall be a constituent corporation in a merger, consolidation or other reorganization, the Company shall require as a condition thereto, (a) if the Company is not the surviving, resulting or acquiring corporation therein, that the surviving, resulting or acquiring corporation agree to indemnify Indemnitee to the full extent provided herein, and (b) whether or not the Company is the surviving, resulting or acquiring corporation therein, that Indemnitee shall stand in the same position under this Agreement with respect to the surviving, resulting or acquiring corporation as Indemnitee would have with respect to the Company if its separate existence had continued.

6. Indemnification Procedure.

6.1 Notice. Promptly after receipt by the Indemnitee of notice of the commencement of any Proceeding or notice of the Indemnitee’s involvement in any Proceeding, if later, the Indemnitee will, if a claim is to be made against the Company under this Agreement, notify the Company of the commencement of the Proceeding, or the Indemnitee’s involvement in such Proceeding, as applicable. The failure to notify the Company will not relieve it from any liability which it may have to the Indemnitee otherwise than under this Agreement.

6.2 Company Participation. With respect to any Proceeding for, or with respect to, which indemnification is requested, the Company will be entitled to participate in the Proceeding at its own expense and, except as otherwise provided below, to the extent that it may wish, the Company may assume the defense of the Proceeding, with counsel satisfactory to the Indemnitee. After notice from the Company to the Indemnitee of its election to assume the defense of a Proceeding, during the Company’s good faith active defense the Company will not be liable to the Indemnitee under this Agreement for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense of the Proceeding, other than reasonable costs of investigation or as otherwise provided below. The Company shall not settle any Proceeding in any manner which would impose any penalty or limitation on the Indemnitee without the Indemnitee’s written consent. The Indemnitee shall have the right to employ the Indemnitee’s counsel in any Proceeding but the fees and expenses of the counsel incurred after notice from the Company of its assumption of the defense of the Proceeding shall be at the expense of the Indemnitee, unless (i) the employment of counsel by the Indemnitee has been authorized by the Company, (ii) the Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and the Indemnitee in the conduct of the defense of a Proceeding, or (iii) the Company shall not in fact have employed counsel to assume the defense of a Proceeding, in each of which cases the fees and expenses of the Indemnitee’s counsel shall be at the expense of the Company. The Company shall not be entitled to assume the defense of any Proceeding brought by or on behalf of the Company or as to which the Indemnitee has made the conclusion that there may be a conflict of interest between the Company and the Indemnitee.

7. Limitations on Indemnification. No payments pursuant to this Agreement shall be made by the Company:

(a) to indemnify or advance Expenses to the Indemnitee with respect to Proceedings initiated or brought voluntarily by the Indemnitee and not by way of defense, unless the Proceedings are brought to establish or enforce a right to indemnification under this Agreement, the Charter or Bylaws or any other statute or law or otherwise as required under applicable law, and provided that the indemnification or advancement of Expenses may be provided by the Company in specific cases if the Board of Directors finds it to be appropriate;

(b) to indemnify the Indemnitee for any Expenses, judgments, fines, penalties or ERISA excise taxes for which payment is actually made to the Indemnitee under a valid and collectible insurance policy, except in respect of any excess beyond the amount of payment under the insurance;

(c) to indemnify the Indemnitee for any Expenses, judgments, fines or penalties sustained in any Proceeding for an accounting of profits made from the purchase or sale by the Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, the rules and regulations promulgated thereunder and amendments thereto or similar provisions of any federal, state or local statutory law;

(d) to indemnify the Indemnitee in connection with a proceeding by or in the right of the Company in which the Indemnitee is adjudged though a proceeding, which may include alternative dispute resolution, to be liable to the Company;

(e) to indemnify the Indemnitee in connection with a proceeding by a third party charging improper personal benefit to the Indemnitee, whether or not involving action in the Indemnitee’s official capacity, in which the Indemnitee is adjudged though a proceeding, which may include alternative dispute resolution, to be liable on the basis that personal benefit was improperly received by the Indemnitee;

(f) to indemnify the Indemnitee from or on account of acts or omissions of the Indemnitee finally adjudged though a proceeding, which may include alternative dispute resolution, to be intentional misconduct or a knowing violation of law, or any transaction with respect to which it is finally adjudged though a proceeding, which may include alternative dispute resolution, that the Indemnitee personally received a benefit of money, property or services to which the Indemnitee was not legally entitled; or

(g) if a court of competent jurisdiction shall finally determine that any indemnification hereunder is unlawful.

8. Duration of Agreement.

8.1 Except as specifically provided in subsection 8.2 of this Agreement, this Agreement shall continue until and terminate upon the later to occur of: (a) ten (10) years after the date that the Indemnitee shall have ceased to serve as an agent of the Company in the capacity described above and (b) one (1) year after the final termination of any Proceeding then pending in respect of which the Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by Indemnitee pursuant to subsection 3.2 of this Agreement relating thereto.

8.2 Notwithstanding subsection 8.1 of this Agreement, in the case of a Proceeding brought by a current or former employee, or his or her estate, that arises from or is in any way related to issues of such employee’s health and safety while working at the Italian Branch, including, without limitation, physical damages or professional diseases due to the employee’s extended exposure to chemical, biological or radioactive substances and/or other hazardous materials (any such Proceeding, a “Health and Safety Proceeding”), this Agreement shall continue until and terminate upon the later to occur of: (a) twenty five (25) years after the date that the Indemnitee shall have ceased to serve as an agent of the Company in the capacity described above and (b) one (1) year after the final termination of any Health and Safety Proceeding then pending in respect of which the Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by Indemnitee pursuant to subsection 3.2 of this Agreement relating thereto.

9. Miscellaneous.

9.1 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Indemnitee and the Indemnitee’s spouse, heirs, personal representatives and assigns, and the Company and its successors and assigns. Nothing in this Agreement is intended to confer any rights or remedies upon any other person.

9.2 Separability. Each provision of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the invalidity or unenforceability shall not affect the validity or enforceability of the other provisions of this Agreement. To the extent required, any provision of this Agreement may be modified by a court of competent jurisdiction to preserve its validity and to provide the Indemnitee with the broadest possible indemnification permitted under applicable law.

9.3 Savings Clause. If this Agreement or any portion of it is invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify the Indemnitee as to Expenses, judgments, fines, penalties or ERISA excise taxes with respect to any Proceeding to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated or by any other applicable law.

9.4 Interpretation; Governing Law. This Agreement shall be construed as a whole and in accordance with its fair meaning. Headings are for convenience only and shall not be used in construing meaning. This Agreement shall be governed and interpreted in accordance with the laws of the State of Washington.

9.5 Amendments. No amendment, waiver, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by the party against whom enforcement is sought. The indemnification rights afforded to the Indemnitee by this Agreement are contract rights and may not be diminished, eliminated or otherwise affected by amendments to the Charter, Bylaws or agreements including D&O Insurance policies.

9.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other.

9.7 Notices. Any notice required to be given under this Agreement shall be directed to the Company at 501 Elliott Avenue, Suite 400, Seattle, Washington 98119, Attention: General Counsel, with a copy to C. Brophy Christensen, Two Embarcadero Center, 28th Floor, San Francisco, California 94111, and to the Indemnitee at the address set forth below or to another address as either shall designate in writing.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

“Indemnitee”

Name:

Notice Address:

“Company”

CELL THERAPEUTICS, INC. a Washington corporation

By:
Name:
Title:

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